GROUP INVESTS $2.85 MILLION IN RESEARCH FRONTIERS

Woodbury, New York   August 3, 2009. A group of accredited
investors has invested $2.85 million in Research Frontiers Inc. (Nasdaq: REFR), the developer and licensor of SPD-Smart(tm) light-control film technology. The investors received 780,831 shares of Research Frontiers common stock at a price of $3.65 per share which was the closing market price of Research Frontiers stock on July 28, 2009, the day the transaction was priced. In addition, the investors in this stock offering received 156,161 five-year warrants to purchase Research Frontiers common stock at a price of $6.00 per share. These securities were sold pursuant to Research
Frontiers' effective shelf-registration statement filed with the SEC.

The proceeds of this stock offering will be used by Research
Frontiers to expand its operations, including increasing marketing activities for products using its state-of-the-art SPD light-control film technology, and for working capital and general corporate purposes.

"Recent events have created exciting opportunities in the SPD-SmartGlass industry," noted Joseph M. Harary, President and
CEO of Research Frontiers. "Governments, businesses and people throughout the world are focusing more intensely on green building initiatives that save energy, encourage environmental stewardship and improve individual well-being. Several of our licensees have recently announced expansions of their facilities and production capacity for smart glass, launched products and increased their marketing visibility. Less than two weeks ago, Hitachi Chemical, a strategically important licensee of ours, launched a web site specifically devoted to their SPD light-control film business after their president had noted earlier that their SPD business had become an urgent sales growth project within Hitachi Chemical with the anticipation of its developing into one of Hitachi Chemical's new core businesses. Also exciting for our industry are the recently released independent data regarding energy efficiency and other sustainability benefits that SPD-Smart technology offers, and licensee news regarding targeted sales levels for SPD film."

Mr. Harary noted that the new capital raised in this financing will permit Research Frontiers to continue to support the accelerated efforts that it and its licensees are pursuing, and initiate specific near-term sales and marketing objectives and programs. "We know this investor group well, and we are pleased with the confidence that our investors continue to show to help us and our licensees bring SPD-Smart technology to the global architectural, automotive, aircraft and marine industries."

SPD-Smart light-control film technology transforms widely used
products   windows, skylights, curtainwalls, partitions, sunroofs and
more   into products that allow users to instantly and precisely
control the light, glare and heat entering a building or vehicle. SPD-SmartGlass is instantly tunable to an infinite number of light transmission states regardless of window size, and easily adapts to individual preferences using control devices ranging from basic dimmer switches and photosensors to those that are integrated into a building's or vehicle's intelligent control system. These unequalled performance characteristics help optimize energy-savings and human comfort, and they offer many other desired benefits such as increased security, noise reduction, protection from harmful ultraviolet light and the potential for aesthetically distinctive designs. Additional information about SPD technology and SPD-Smart windows and other products can be found at www.SmartGlass.com.

About SPD Technology and Research Frontiers Inc.

Research Frontiers Inc. (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast(tm) SPD-Smart controllable glass and plastic products. Benefits include dynamic control of light, glare and heat passing through many types of glazings, noise reduction, greater security due to both privacy and structural integrity, and the protection of interiors and occupants from heat and harmful ultraviolet radiation. SPD technology, made possible by a flexible light-control film invented and patented by Research Frontiers, allows the user to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. This patented film can be used to transform into "smart" products a variety of products used every day in homes, buildings, cars, aircraft, boats, trains and motorcoaches.

Current product applications for SPD technology include:
SPD-Smart windows, sunshades, skylights, atria, curtainwalls and interior partitions for homes and buildings; automotive windows, sunroofs, roof systems, sunvisors and sunshades; and aircraft and marine windows and window shades. Potential future applications include: eyewear products including sunglasses, ski goggles and motorcycle helmets, mirrors; flat panel displays for electronic products; and light-control filters for various industrial and consumer applications.

SPD-Smart film technology was awarded the "Best of What's New Award" for home technology from Popular Science magazine, received the 2007 North American Frost & Sullivan Award for Excellence in Technology for glass, and was also recognized as one of the top technologies by the Society of Automotive Engineers' Aerospace Engineering magazine. SPD technology is covered by over 500 patents and patent applications held by Research Frontiers worldwide. Currently 35 companies are licensed to use Research Frontiers' patented SPD light-control technology in emulsions, films, or end-products. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. SPD-Smart(tm), SPD-SmartGlass(tm), SmartGlass(tm), VaryFast(tm), Speed Matters(tm), Powered by SPD(tm), SPD Clean Technology(tm),
SPD On-Board(tm), Visit SmartGlass.com - to change your view of the world(tm) and The View of the Future - Everywhere You Look(tm) are trademarks of Research Frontiers Inc.

For further information or to arrange a visit to the Research
Frontiers Design Center, please contact:

Research Frontiers Inc.

Gregory M. Sottile, Ph.D.-Director of Market Development

Info@SmartGlass.com
(516) 364-1902